Exhibit 99.1

Wynn Resorts, Limited Reports Third Quarter Results

LAS VEGAS, November 7, 2006 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended September 30, 2006.

Net Revenues for the quarter were $318.1 million, 26.5% higher than in the third quarter of 2005. Results for this quarter include 25 days of operations of Wynn Macau, which opened on September 6, 2006. On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $715.7 million, or $6.43 per diluted share, compared to a loss of $9.2 million, or $0.09 per diluted share, in the third quarter of 2005. The significant increase in net income was due to the completion of the sale of the subconcession right in Macau in the third quarter of 2006. Adjusted net loss was $1.3 million, or ($0.01) per diluted share (adjusted EPS)(1) compared to an adjusted net loss of $2.2 million, or ($0.02) per diluted share in the third quarter of 2005.

Consolidated adjusted EBITDA(2) in the quarter was $79.6 million, an increase of 8.7% from $73.2 million in third quarter of 2005.

Wynn Las Vegas Results

For the quarter ended September 30, 2006, Wynn Las Vegas generated adjusted EBITDA of $77.3 million, an increase of 5.6% from the third quarter of 2005, with a 28.3% EBITDA margin on net revenue.

Net casino revenues in the third quarter of 2006 were $131.9 million compared to $123.0 million for the third quarter of 2005. Table games drop was $458.2 million, with win per table per day (before discounts) of $7,779 for the quarter compared to drop of $414.6 million and win per table per day of $7,339 last year. Table games win percentage of 22.3% was slightly above the property’s expected range of 19% to 22% and the 21.9% generated last year. Slot machine win per unit per day was $248 on handle (volume) of $1,017.2 million in the quarter compared to a win per unit per day of $243 on handle of $897.1 million during the comparable period of 2005. Slot handle increased during the three months of 2006 as compared to 2005, however, during the three months of 2006, the slot win percentage was slightly less than the expected range of 5% to 6%.

Gross non-casino revenues for the quarter were $178.4 million, an 8.5% increase from the third quarter of 2005. Hotel revenues were up 4.8% to $64.3 million during the quarter, versus $61.4 million in the third quarter of 2005. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $271 for the quarter, compared to $264 in the third quarter of 2005. The property’s occupancy was 94.9% compared to 93.0% during the prior year period, generating revenue per available room (REVPAR) of $257 in the 2006 period (4.5% higher than in 2005).

Food and beverage revenues increased 13.2% to $69.3 million in the quarter compared to $61.2 million in the third quarter of 2005. Retail revenues were $19.2 million in the quarter compared to $17.0 million in the third quarter of 2005, an increase of 12.7%. Entertainment revenues were approximately $14.1 million, matching the $14.0 million generated in the third quarter of 2005. Food and beverage revenue increases in 2006 compared to 2005 were primarily from increased revenues from the nightclub located in Wynn Las Vegas.

Wynn Macau Results

The first phase of Wynn Macau opened on September 6, 2006 featuring 600 hotel rooms and suites, approximately 212 table games and 375 slot machines in approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 26,000 square feet of retail space, a spa, a salon, entertainment lounges, and meeting facilities.

Wynn Macau generated net revenues (after discounts and commissions) of $45.0 million and EBITDA of $2.3 million in the property’s first 25 days of operations. Approximately 81.2% of revenues were derived from table games play at Wynn Macau.

Table games results are segregated into two distinct reporting segments, the mass market segment and the VIP segment.

Table games drop in the mass market segment was approximately $134 million during the 25 day period. Mass market table games win percentage (calculated before discounts and incentives) was 15.7%, below the expected range of 17% to 19%.

Table games turnover in the VIP segment was $1.5 billion for the 25 day period. VIP table games win percentage (calculated before discounts and commissions) was 1.9%, which is significantly less than the expected range of 2.5% to 2.8%.

Slot machine win per unit per day was $387 on handle (volume) of $60.6 million for the 25 day period.

Since our opening on September 6, 2006, Wynn Macau has generated an average daily room rate (ADR) of $201, with occupancy averaging 75.9%. Net non-casino revenues for the 25 days were $4.9 million.

As of September 30, 2006, the Company has expended approximately $816 million of a total project budget for Wynn Macau of approximately $1.2 billion (including the expansion).

Wynn Macau Expansion

Construction of the second phase of Wynn Macau on the remaining five acres continues. This expansion will be fully integrated with the first phase of Wynn Macau and will open in stages in 2007, commencing with approximately 119 table games and 300 slot machines in February. The second phase will include an additional approximately 135,000 square feet of casino space, two restaurants, retail space, a theater, and a dramatic front feature attraction.

Cotai

The Company has submitted an application to the Macau government for a land concession for an additional 54 acres of land on the Cotai Strip in Macau for future development.

Encore at Wynn Las Vegas

On March 31, 2006, Wynn Las Vegas, LLC’s lenders approved a $1.74 billion project budget and the related plans and specifications for Encore (the “Encore Budget, Plans and Specs”). The Company continues to refine the design of Encore and is evaluating certain enhancements, which may increase the project budget. In addition, we are negotiating the final guaranteed maximum price contract for Encore with our general contractor. Any increase to the Encore budget would be funded by contributions of debt and/or equity from Wynn Resorts. Encore’s current design includes a 2,042-room hotel tower fully integrated with Wynn Las Vegas, consisting of 132 suites and 1,910 guest rooms, as well as an approximately 54,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets. The Encore Budget, Plans and Specs include approximately $70.0 million to be incurred for an additional employee parking garage located on the Company’s Koval property across Sands Avenue from Wynn Las Vegas, a related pedestrian bridge, and costs to be incurred in connection with preparing the Broadway Theater to host “Monty Python’s Spamalot.” The Company commenced construction of Encore on April 28, 2006 and expects to open Encore to the public by early 2009.

Through September 30, 2006, the Company incurred approximately $200.7 million of the Encore project costs. These costs, net of approximately $6.4 million of retention, have been funded from the Wynn Las Vegas Credit Facilities, the First Mortgage Notes and cash flow from the operations of Wynn Las Vegas. Prior to signing a guaranteed maximum price construction contract, the Company is permitted to spend up to $300.0 million of the proceeds of the First Mortgage Notes and the Wynn Las Vegas Credit Facilities on Encore project costs. As of September 30, 2006, the Company has spent approximately $155.9 million using the debt proceeds. The remaining $38.4 million has been funded from cash flows from operations. The Company expects that the remaining proceeds from the First Mortgage Notes, together with availability under the Wynn Las Vegas Credit Facilities, cash flow from operations and the equity commitment from Wynn Resorts will be sufficient to fund Encore’s $1.74 billion budget.

Other Factors Affecting Earnings

Wynn Macau completed the sale of a subconcession right to Publishing & Broadcasting, Limited for $900 million in cash, received on September 11, 2006. The one time gain on the sale substantially increased net income for the quarter ended September 30, 2006.

Depreciation and amortization expenses were $42.5 million during the third quarter of 2006. Interest expense, net of $8.7 million in capitalized interest, was $37.0 million for the quarter. Pre-opening expenses, primarily related to Wynn Macau, totaled $36.8 million during the quarter. Corporate expenses and other were $13.3 million, including $4.8 million of stock based compensation expense.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $1.7 billion, including unrestricted cash balances of $1.4 billion and cash balances restricted for our construction and development projects of $324 million. Total debt outstanding at the end of the quarter was $2.4 billion, including $224 million of Convertible Debentures and $478 million of Wynn Macau-related debt. Capital expenditures during the third quarter of 2006, net of changes in construction payables and retention, totaled approximately $231 million, of which approximately $134 million was related to Wynn Macau and the remainder was mostly attributable to Encore.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, November 7th, 2006, at 6:00 p.m. ET (3:00 p.m. PT). Interested parties are invited to join the call by accessing a live audio webcast via the Investor Relations page at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) Adjusted net income (loss) and adjusted earnings (loss) per share (“EPS”) are presented exclusively as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are considered by many to be a better indicator on which to base expectations of future results than income or EPS computed in accordance with GAAP.

(2) “Adjusted EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening expenses, property charges, corporate expenses, stock-based compensation, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, which do not relate to the management of specific casino properties. However, Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. We compensate for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Also, Wynn Resorts’ calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income and net income (loss) per share to adjusted net income (loss) and adjusted net income (loss) per share, and (ii) reconciliation of operating income (loss) to adjusted EBITDA and adjusted EBITDA to net income (loss).

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WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(as restated)		(as restated)
Operating revenues:
Casino	$ 172,019	$ 123,049	$ 412,060	$ 221,764
Rooms	66,837	61,393	204,236	106,026
Food and beverage	72,091	61,211	224,411	109,266
Entertainment, retail and other	46,300	42,057	144,646	76,716
Gross revenues	357,247	287,710	985,353	513,772
Less: promotional allowances	(39,155)	(36,269)	(116,666)	(61,203)
Net revenues	318,092	251,441	868,687	452,569

Operating costs and expenses:
Casino	93,480	53,388	214,636	95,668
Rooms	18,259	16,120	53,384	27,900
Food and beverage	47,772	42,477	141,954	76,184
Entertainment, retail and other	31,678	28,699	98,304	48,966
General and administrative	56,195	44,814	152,172	75,827
Provision for doubtful accounts	4,876	2,043	11,452	10,642
Pre-opening costs	36,820	7,147	62,794	88,616
Depreciation and amortization	42,470	37,886	124,797	67,505
Contract termination fee	-	-	5,000	-
Property charges and other	5,739	6,052	13,064	6,161
Total operating costs and expenses	337,289	238,626	877,557	497,469

Equity in income from unconsolidated affiliates	488	463	1,574	714

Operating income (loss	(18,709)	13,278	(7,296)	(44,186)

Other income (expense):
Interest and other income	11,837	7,467	29,885	20,632
Interest expense	(36,969)	(36,138)	(108,218)	(65,430)
Increase (decrease) in swap fair value	(8,757)	6,146	1,835	8,033
Loss on extinguishment of debt	(10,758)	-	(10,758)	-
Gain on sale of subconcession right, net	899,409	-	899,409	-
Other income (expense), net	854,762	(22,525)	812,153	(36,765)

Income (loss) before income taxes	836,053	(9,247)	804,857	(80,951)

Provision for income taxes	120,397	-	120,706	-

Net Income (loss)	$ 715,656	$ (9,247)	$ 684,151	$ (80,951)

Basic and diluted income (loss) per common share:
Net income (loss):
Basic	$ 7.12	$ (0.09)	$ 6.86	$ (0.82)
Diluted	$ 6.43	$ (0.09)	$ 6.22	$ (0.82)
Weighted average common shares outstanding:
Basic	100,480	98,472	99,688	98,245
Diluted	111,702	98,472	111,083	98,245

Note: *Diluted earnings per share for the three and nine months ended September 30, 2006 includes the assumption that the convertible subordinated debentures were converted into shares of common stock. Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $2.3 million and $7.1 million, respectively, of interest attributable to these debentures for the three and nine months ended September 30, 2006.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) AND EARNINGS PER SHARE

TO ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS PER SHARE

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net income (loss	$ 715,656	$ (9,247)	$ 684,151	$ (80,951)
Gain on sale of subconcession right, net	(899,409)	-	(899,409)	-
Pre-opening costs	36,820	7,147	62,794	88,616
Loss on extinguishment of debt	10,758	-	10,758	-
(Increase) decrease in swap fair value	8,757	(6,146)	(1,835)	(8,033)
Property charges and other	5,739	6,052	13,064	6,161
Avenue Q contract termination fee	-	-	5,000	-
Provision for income taxes	120,337	-	120,337	-
Adjusted net income (loss)	$ (1,342)	$ (2,194)	$ (5,140)	$ 5,793

Net income (loss) per diluted share	$ 6.43	$ (0.09)	$ 6.22	$ (0.82)

Adjusted net income (loss) per diluted share	$ (0.01)	$ (0.02)	$ (0.05)	$ 0.15

Note: *Diluted adjusted net income per share for the nine months ended September 30, 2005 includes the assumption that the convertible subordinated debentures were converted into shares of common stock. Accordingly, adjusted net income used in the computation of diluted adjusted net income per share is increased by approximately $11.3 million of interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

AND ADJUSTED EBITDA TO NET INCOME (LOSS)

(In thousands)

(Unaudited)

	3 Months Ended September 30, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$ 22,440	$ (43,090)	$ 1,941	$ (18,709)

Preopeningcosts	982	35,717	121	36,820
Depreciationandamortization	36,225	5,434	811	42,470
Propertychargesandother	5,739	-	-	5,739
Managementfeesandroyalties	4,091	1,596	(5,687)	-
Corporateexpensesandother	5,545	1,853	1,093	8,491
Stock-basedcompensation	2,260	783	1,721	4,764

Adjusted EBITDA (2)	$ 77,282	$ 2,293	$ -	$ 79,575

	3 Months Ended September 30, 2005
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$ 21,896	$ (8,633)	$ 15	$ 13,278

Preopeningcosts	1,541	5,607	(1)	7,147
Depreciationandamortization	35,614	1,526	746	37,886
Propertychargesandother	5,937	-	115	6,052
Managementfeesandroyalties	3,783	1,500	(5,283)	-
Corporateexpensesandother	4,434	-	3,397	7,831
Stock-basedcompensation	-	-	1,011	1,011

Adjusted EBITDA (2)	$ 73,205	$ -	$ -	$ 73,205

			3 Months Ended
			September 30,
			2006	2005
Adjusted EBITDA (2)			$ 79,575	$ 73,205

Preopening costs			(36,820)	(7,147)
Depreciation and amortization			(42,470)	(37,886)
Property charges and other			(5,739)	(6,052)
Corporate expenses and other			(8,491)	(7,831)
Stock-based compensation			(4,764)	(1,011)
Interest and other income			11,837	7,467
Interest expense			(36,969)	(36,138)
	Increase (decrease) in swap fair value		(8,757)	6,146
Loss on extinguishment of debt			(10,758)	-
	Gain on sale of subconcession right, net		899,409	-
Provision for income taxes			(120,397)	-

Net income (loss)			$ 715,656	$ (9,247)

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005(6)	September 30, 2006(6)	September 30, 2005(7)
Room Statistics for Wynn Las Vegas:
Occupancy %	94.9%	93.0%	95.4%	NM
Average Daily Room Rate (ADR)[1]	$271	$264	$286	NM
Average Paying Rate (APR)[2]	$255	$252	$270	NM
Revenue per available room (REVPAR)[3]	$257	$246	$272	NM

Other information for Wynn Las Vegas:
Table games win per unit per day[4]	$7,779	$7,339	$7,455	NM
Table Hold %	22.3%	21.9%	20.6%	NM
Slot Machine win per unit per day[5]	$248	$243	$249	NM
Average number of table games	143	135	143	NM
Average number of slot machines	1,970	1,956	1,960	NM

Wynn Macau:
Table games win per unit per day	9,236	NM	NM	NM
Slot Machine win per unit per day	387	NM	NM	NM
Average number of table games	212	NM	NM	NM
Average number of slot machines	375	NM	NM	NM

(1) ADR is Average Daily Room Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(3) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(4) Table games win per unit per day is shown before discounts and commissions.

(5) Slot machine win per unit per day is net of participation fees and progressive accruals.

(6) Information for the 2005 and 2006 nine-month periods as well as 2005 three-month period is not meaningful as Wynn Macau opened on September 6, 2006.

(7) Comparison to the 2005 nine-month period is not meaningful as Wynn Las Vegas opened on April 28, 2005

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

www.wynnresorts.com

www.wynnlasvegas.com

www.wynnmacau.com